AMENDMENT NO. 1 TO
DISTILLER'S GRAIN MARKETING AGREEMENT

This Amendment No. to the Distiller's Grain Marketing Agreement (this "Amendment") is made effective as of February 13, 2014 (the "Amendment Effective Date") by and between Highwater Ethanol LLC, a Minnesota limited liability company ("Seller"), and CHS Inc., a Minnesota cooperative corporation ("Buyer").

Reference is made to that certain Distiller's Grain Marketing Agreement, dated October 1 , 2007 (the "Marketing Agreement"), by and between Seller and Buyer.

1.    Agreement to Amend the Marketing Agreement. Seller and Buyer hereby agree to amend the Marketing Agreement as set forth below in Section 2 of this Amendment. This Amendment constitutes an amendment to the Marketing Agreement in accordance with Section 18.E of the Marketing Agreement. Except as expressly amended pursuant to this Amendment, all terms set forth in the Marketing Agreement shall continue in Rill force and effect. All capitalized terms used in this Amendment but not defined in this Amendment shall have the meaning given to such term in the Marketing Agreement.

2.    Amendment to Marketing Agreement. Seller and Buyer agreed to adjust the per ton margin cap to $2.00. Accordingly, Seller and Buyer hereby amend the Marketing Agreement by amending and restating the second sentence of Section 6.A of the Marketing Agreement to read as follows:

In no event shall the fee to Buyer for DDGS and WDB be less than $1.50 per ton or more than $2.00 per ton.

IN WITNESS WHEREOF, Seller and Buyer have caused this Amendment to be executed as of the Amendment Effective Date.

CHS Inc.

By: /s/ Steve Markham
Name: Steve Markham
Its: Merchant

Highwater Ethanol, LLC

By: /s/ Brian Kletscher
Name: Brian Kletscher
Its: CEO